Exhibit 99.1

P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Kevin Dunnigan VP & Treasurer 540-665-9100

AMERICAN WOODMARK ADDS PHILIP FRACASSA, EXECUTIVE VICE PRESIDENT AND CFO AT TIMKEN, TO THE BOARD OF DIRECTORS

WINCHESTER, Virginia (January 22, 2024) - American Woodmark Corporation (NASDAQ: AMWD), a leading supplier of cabinetry to the new construction and remodeling industries, today announced that Philip Fracassa has joined its board of directors.

Mr. Fracassa has served as executive vice president and chief financial officer of The Timken Company (NYSE: TKR), a global leader in engineered bearings and industrial motion products, since 2014.

Fracassa joined Timken in 2005 and progressed through several key roles during his tenure, including senior vice president – tax and treasury, senior vice president and group controller, and senior vice president – corporate planning and development. Prior to joining Timken, Fracassa was director of taxes for Visteon Corporation. He began his career with Price Waterhouse in Detroit and later served as a tax attorney with General Motors.

Fracassa is a member of the Manufacturers Alliance for Productivity and Innovation (MAPI). In addition, he serves as a member of the board for both Walsh University (Ohio) and the American Red Cross of Northeast Ohio.

Fracassa holds a bachelor’s degree in accounting and a juris doctor degree in law from the University of Detroit Mercy. In addition, he completed the advanced management program at INSEAD in France. He is a certified public accountant (CPA) and licensed attorney in the state of Michigan.

“We are excited to add Phil’s financial management expertise and global manufacturing experience to the American Woodmark Board. We continue to focus on building a strong and capable Board that ensures the Company continues to drive and deliver on its strategy and effectively serves our customers, employees, communities and shareholders,” said Vance Tang, Chair of the Board for American Woodmark.

About American Woodmark
American Woodmark celebrates the creativity in all of us. With over 8,800 employees and more than a dozen brands, we’re one of the nation’s largest cabinet manufacturers. From inspiration to installation, we help people find their unique style and turn their home into a space for self-expression. By partnering with major home centers, builders, and independent dealers and distributors, we spark the imagination of homeowners and designers and bring their vision to life. Across our service and distribution centers, our corporate office, and manufacturing facilities, you’ll always find the same commitment to customer satisfaction, integrity, teamwork, and excellence. Visit americanwoodmark.com to learn more and start building something distinctly your own.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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